SELLING AGREEMENT



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[Identify broker/dealer firm]

("Your Broker/Dealer")

-------------------------------
[and associated insurance agency(ies)]

("Your Agency")

Ladies and Gentlemen:

         Pursuant to a Wholesaling Agreement entered into on ___________ , 1999, by American Enterprise Life Insurance Company (the "Company"), American Express Service Corporation (the "Distributor," together with Company, "American Express") and Goldman, Sachs & Co. and Goldman Sachs Insurance Agency, Inc.
(together,   "Wholesaler"),   Your  Broker/Dealer  and  Your  Agency  have  been
recommended to us to be a selling firm authorized to offer and sell certain variable annuity contracts ("Authorized Selling Firm or "You") issued by Company and distributed by Distributor (the "Variable Contracts"). The Variable Contracts are described on Schedule A, including contracts that may be added to Schedule A to this Agreement from time to time in accordance with Section 13, and may be designated with a marketing name including the term "Goldman Sachs."

         This agreement (hereafter the "Selling Agreement" or "Agreement") confirms our mutual agreement as to the terms and conditions applicable to your activities as an Authorized Selling Firm. In executing this Agreement, You understand that (1) Distributor or its affiliates may, at any time at its or their option, act as an Authorized Selling Firm; (2) American Express may enter into agreements, which may or may not be the same as this Agreement, with other Authorized Selling Firms; (3) Company or Distributor may modify, suspend, terminate or withdraw entirely the offering of Variable Contracts at any time without notice to You and without incurring any liability or obligation to You;
(4) Company may, upon notice, change the sales charge applicable to any Variable Contract; and (5) American Express shall have no liability to You or to your customers except for lack of good faith and for obligations expressly assumed by American Express pursuant to this Selling Agreement.

         1. Authorization. Company hereby appoints Your Agency and Distributor and hereby authorizes Your Broker/Dealer to solicit sales of and to sell Variable Contracts pursuant to the terms of this Agreement as an Authorized Selling Firm. You hereby accept such appointment and authorization. Company will file all necessary appointment forms with state insurance regulators, subject to your compliance with the obligations related to such appointments under Sections 2(b) and (c). Unless otherwise terminated, this Agreement shall last one year, beginning upon the date of its execution by American Express ("Effective Date"). This Agreement automatically renews on its anniversary for successive, one-year periods, unless any party gives notice of non-renewal.

         2. Your Duties and Obligations. As an Authorized Selling Firm, You undertake to perform the following duties and obligations.

                  (a)  Supervision  of  Representatives.  Your  Agency  and Your
Broker/Dealer shall have full, joint and several responsibility for the training and supervision of all of your associated persons ("Representatives") who are engaged directly or indirectly in the offer or sale of the Variable Contracts, and all such Representatives shall be subject to your control with respect to their securities and insurance regulated activities in connection with the Variable Contracts. Authorized Selling Firm shall be responsible for ensuring that their Representatives who market and sell the Variable Contracts are trained on (i) the product specifications and features, (ii) requirements that Company has adopted to satisfy insurance laws and regulations regarding replacements, and (iii) standards that Company has established for Authorized
Selling Firms and their Representatives to use in meeting their respective duties to ensure suitable sales of the Variable Contracts. The training material regarding product specifications and features, and the requirements described in
(ii) and (iii) above shall  either be the  training  material  for the  Variable
Contract  provided  by the  Company  to the  Authorized  Selling  Firm  that  is contained in the new sales representative kit ("Procedures and Resource Manual"), or if different training material is used by the Authorized Selling Firm it shall be provided to American Express prior to the execution of this Agreement. After the execution of this Agreement, to the extent that Authorized Selling Firm uses training material related to the sale of the Variable Contracts that is materially different from that contained in the Procedures and Resource Manual or other training material provided to American Express in accordance with the preceding sentence, Authorized Selling Firm must provide that training material to American Express. Authorized Selling Firm shall be responsible for assuring that its Representatives complete the training before they begin to sell the Variable Contracts. Authorized Selling Firm shall also be responsible for assuring that their Representatives satisfy the minimum requirements of the Company and Distributor described in (ii) and (iii) above, and the suitability requirements of the National Association of Securities Dealers, Inc. ("NASD"), Securities and Exchange Commission ("SEC") and any state law, as amended from time to time, in selling the Variable Contracts. You will establish and maintain such rules and procedures as may be necessary to cause diligent supervision of the securities and insurance activities of your Representatives as required by applicable law or regulation. You will provide your Representatives advice and assistance with regard to marketing and advertising of Variable Contracts, and will assist Representatives in responding to customer inquiries. You will promptly deliver to Representatives relevant Company communications and instructions, bulletins, manuals and underwriting guides issued in writing by Company ("Company Rules") concerning the Variable Contracts. With regard to sales solicitations by your Representatives, You will review all Variable Contract applications for accuracy and completeness, and to determine and ensure the suitability of the sale and will ensure that You and your Representatives document transactions, including the fact of policy delivery, and maintain any other documentation reasonably requested by Company.

                  (b)  Licensing,  Registration  and  Appointment.  You will not allow any of your Representatives to solicit or sell Variable Contracts unless such Representative is qualified under applicable federal and state securities laws to engage in the sale of the Variable Contracts, is a registered person of Your Broker/Dealer and is validly insurance licensed and appointed by Company as a variable contract agent in accordance with the jurisdictional requirements of the place where the solicitations and sales take place as well as in accordance with the solicited person's or entity's place of residence. You will assist Company in the appointment of your Representatives under applicable insurance laws and will fulfill all Company Rules in conjunction with the submission of appointment papers for Representatives as insurance agents of Company. Company will be responsible for the filing of appointments with the state insurance departments. Notwithstanding such submission, as between the parties, Company shall have sole discretion to appoint, refuse to appoint, discontinue, or terminate the appointment of any Representative as an insurance agent of Company. Your Broker/Dealer will be solely responsible for securities registrations of Representatives. Your Broker/Dealer and Your Agency will be responsible for continuously maintaining for each of your Representatives the required federal and state securities registrations and insurance licenses in the state(s) where such Representatives will solicit and sell Variable Contracts and have been appointed by Company in accordance with the laws of the state in which the sale(s) occur and the customer resides. You will notify Company if any Representative fails to maintain the required NASD registration, or state insurance license, becomes inactive, is terminated or no longer employed by You, or is no longer authorized to sell Variable Contracts. You will limit the Variable Contracts solicitation activities of each of your Representatives to the jurisdictions where American Express has authorized such solicitation. These jurisdictions (and any applicable Affiliated Agencies, as defined in Section 8(a)) are listed on Schedule A to this Agreement.

                  (c) Representative Background Checks. Authorized Selling Firm is responsible for performing background checks on any Representative prior to his or her appointment with Company. You warrant that such background check will comply with all applicable regulations of the departments of insurance and securities in the states in which the Representative will solicit and sell Variable Contracts, and with the requirements of the NASD. You further warrant and represent that copies of such background check reports will be made available in a timely manner to any regulator who may request them from Company, and that Company will receive confirmation that such materials have been timely delivered to any such regulator. Company will not require copies of the reports themselves, but only the assurance that they have been timely delivered as requested, unless such reports relate or may relate to a customer inquiry or complaint about the Variable Contract or its sale, or unless such report relates to Company's internal investigation of a Representative's sales practices with regard to the Variable Contracts. You further warrant and agree that You will provide to the Company a copy of your procedures and requirements for background checks upon request, and acknowledge that Company is entitled to rely on You for compliance with regulations as indicated above. With regard to Representatives who will be soliciting sales of Variable Contracts in the states of Alabama or Mississippi, Company retains the right to conduct background checks on Representatives at its own initiative and expense.

                  (d) Use and Delivery of Prospectus and Marketing Materials. In offering the Variable Contracts, You and your Representatives shall rely solely on representations contained in the prospectus and registration statements as most recently amended or supplemented for the Variable Contracts. You shall not furnish or communicate to any person any information relating to the Variable Contracts, the Company, Distributor, or Wholesaler, that is inconsistent with information contained in the relevant prospectus or registration statements or in marketing materials supplied by the Company or the Wholesaler. You will ensure that your Representatives deliver to each person submitting an application for a Variable Contract the applicable prospectus as prescribed by applicable securities laws and regulations.

                  (e) Preparation of Marketing Materials and Use of Trademarks. You will not publish or use any marketing materials relating to the Variable Contracts, the Company, Distributor or Wholesaler without prior written consent from each of the aforementioned entities. You jointly and severally agree to indemnify and hold harmless, Company, Distributor, and Wholesaler, against any liabilities (including costs of investigation and defense) to which any of these entities may become subject in respect of any such materials that is furnished to any person, published or used without the above-described prior written consent. You shall not use the names, logos, trademarks, service marks or any proprietary designation of American Express or Wholesaler without their respective prior written permission. In the event that You are notified by the Company, Distributor or Wholesaler, that any marketing or sales material is no longer to be used or distributed, You shall immediately cease to use any such material and follow Company Rules and direction as to its disposal. All prospectuses, sales promotion material, advertising, circulars, documents and software relating to the sale of Variable Contracts are property of Company and Wholesaler, as applicable. You will safeguard, maintain and account for these materials and will destroy them upon termination of this Agreement, according to Company Rules.

                  (f) Acceptance/Rejection of Applications, Premiums and other Requests. All applications, premiums and other orders are to be submitted to Company in accordance with Company Rules, as provided from time to time. All applications and premiums for the Variable Contracts are subject to acceptance or rejection by the Company in its sole discretion. All other requests are subject to the satisfaction of relevant conditions set forth in the applicable prospectus or contract form.

                  (g) Collection and Submission of Premiums. Company and Authorized Selling Firm will agree on which of the following provisions will govern Authorized Selling Firm's duties related to collection and submission of premiums:

          (i) Check with Application. You will assure your Representatives' collection and timely remittance to Company of the premiums due on all Variable Contracts. Company will receive premiums no later than the second business day after the application has been signed by the customer.

          (ii) Gross Sweep. You will assure your Representatives' collection of the premiums due on all Variable Contracts and will timely account for such premiums, directly depositing them no later than the next business day into a Company-owned bank account and notifying Company immediately of the gross deposits for the business day. Upon receipt of notification from You, Company will sweep the settlement account. Additional specific procedures governing the movement of money pursuant to this paragraph will be established by Your Agency, Your Broker/Dealer, Company and Distributor and will become part of the Company Rules.

                  (h) Policy Delivery. Company will transmit Variable Contracts directly to contract holders.

                  (i) Replacements. In the event a prospective purchaser is considering the surrender or exchange of an existing insurance policy or variable annuity contract in order to purchase a Variable Contract from You or any of your Representatives (hereafter a "Replacement Sale"), You shall ensure that Representatives provide sufficient information to prospective annuity contract-holders as to the suitability of the Replacement Sale. Such information includes but may not be limited to: completion of the Company's "Annuity to Variable Annuity Replacement Form;" the amount of the surrender charge to be incurred on the investment to be liquidated; all fees and possible charges, such as surrender charges, on the new investment(s); any change in the investment risk to the prospective annuity contract-holder; any change in the nature or the provider of any guarantees associated with the surrendered annuity contract; any changes in the expenses associated with the surrendered annuity contract; and loss of favorable tax treatment of annuity contracts issued prior to October 22, 1988. Sales of annuities under this Agreement which are funded by the surrender of cash value life insurance policies will not be accepted by Company. You shall retain all such information for seven years counting from the date of the initial solicitation, whether or not the Variable Contract was ever sold, and shall make such information available to the Company upon request.

                  (j) Compliance with NASD Rules and Federal and State Securities Laws. You will fully comply with the requirements of the NASD, the Securities Exchange Act of 1934 (the "1934 Act") and all other applicable federal and state laws, as well as Company Rules, as amended from time to time, and provided to You.

                  (k) Violation of Law; Complaints. You will promptly notify American Express in writing of any complaint, violation of law or Company Rules by Authorized Selling Firm or any of your Representatives, or of any allegation by a customer or regulatory agency with respect to the activities of Authorized Selling Firm or a Representative with respect to the Variable Contracts. For purposes of this Section, "complaint" means oral or written notice, as required by law, received by Authorized Selling Firm (without regard to who was the original receiver or addressee) expressing dissatisfaction either with the Variable Contract or with representations which induced its purchase.

                  (l) Limitations. Authorized Selling Firm shall have no authority with respect to Company, nor shall either represent themselves as having such authority, other than as is specifically set forth in this Agreement. Specifically, and without limiting the foregoing, Authorized Selling Firm shall not, without the express written consent of Company and/or Distributor, as applicable:

                    i. make, waive, alter or change any term, rate or condition stated in any Company contract or Company- or Distributor-approved form, or discharge any contract in the name of Company;

                    ii.  waive a forfeiture;

                    iii. extend the time for the  payment of  premiums  or other monies due Company;

                    iv. institute, prosecute or maintain any legal proceedings on behalf of Company or Distributor in connection with any matter pertaining to Company's business, nor accept service of process on behalf of Company or Distributor;

                    v. transact business in contravention of the rules and regulations of any insurance department and/or other governmental authorities having jurisdiction over any subject matter embraced by this Agreement;

                    vi. make, accept or endorse notes, or endorse checks payable to Company or Distributor, or otherwise incur any expense or liability on behalf of Company or Distributor;

                    vii. offer to pay or pay, directly or indirectly, any rebate of premium or any other inducement not specified in the Variable Contract to any owner or annuitant;

                    viii.misrepresent  the Variable  Contract for the purpose of inducing an annuity contract-holder in any other company to lapse, forfeit or surrender his/her insurance therewith;

                    ix. give or offer to give any advice or opinion regarding the taxation of any customer's income or estate in connection with the purchase of any Variable Contract;

                    x. use Company's, Distributor's or Wholesaler's names, logos, trademarks, service marks or any other proprietary designation except as provided in Section 2(e) herein;

                    xi. engage in any program designed to replace Variable Contracts sold hereunder with any annuity products of other companies, at any time while this Agreement is in force; or provide data to any other person or organization which would allow or facilitate such replacement of Company's Variable Contracts.

         3. Expenses. Except as otherwise provided in this Agreement, Authorized Selling Firm will be responsible for all costs and expenses of any kind and nature incurred by Authorized Selling Firm in the performance of their duties under this Agreement.

         4.       Books, Records and Bonding

                  (a) Books and Records. As required by applicable law and Company Rules, You will keep identifiable and accurate books, accounts and records of all business and transactions effected under this Agreement. Upon reasonable notice and at reasonable times, for a period continuing one year following the termination of this Agreement, You will permit American Express to visit or inspect, audit and verify, and to make copies of, at your offices or elsewhere, all such documents You maintain in accordance with this Agreement, provided such audit will not unreasonably interfere with your normal course of business.

                  (b) Fidelity  Bond.  Authorized  Selling Firm  represents  and warrants that all directors, officers, employees and representatives of Authorized Selling Firm, and Representatives who are appointed pursuant to this Agreement as producers for Company or who have access to funds of Company, including but not limited to funds submitted with applications for Variable Contracts or funds being returned to owners, are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. The bond shall be maintained by Your Broker/Dealer at Your Broker/Dealer's expense. Company may require evidence, satisfactory to it, that such coverage is in force. Authorized Selling Firm shall give prompt written notice to Company of cancellation or change of coverage.

         5. Ownership of Customer and Prospect Information. The names, addresses and other personally identifiable or account information concerning your prospects and customers are and shall remain your sole property, and neither American Express nor its affiliates shall use such information for any purpose except in connection with the performance of its duties and responsibilities hereunder and except for servicing and mailings related to the Variable Contracts. Notwithstanding the foregoing, (a) this Section 5 shall not prohibit American Express or any of its affiliates from utilizing for any purpose the names, addresses or other personally identifiable or account information concerning any of your prospects or customers if such names, addresses and other personally identifiable or account information are obtained in the ordinary course of business in any manner other than from You pursuant to this Selling Agreement, and (b) in the event You, during the term of this Agreement and for a period of one year after the effective date of its termination, engage in a concerted effort to promote, recommend or encourage the termination, surrender, or cancellation of any Variable Contract sold under this Agreement, without reasonable grounds to believe that such promotion, recommendation or encouragement is in each individual customer's best interests, then the provisions relating to Section 11, Confidentiality, and this Section 5 shall be void as regards American Express' right to contact present and former purchasers of the Variable Contract sold under this Agreement with a view to retaining the accounts. The provisions of this Section 5 shall survive the termination of this Agreement.

         6. Commissions. Company shall pay You commissions for your services under this Agreement, based on premiums accepted by Company, as set forth in Schedule A to this Agreement, as amended from time to time. Commissions shall be paid to You on a monthly basis. Authorized Selling Firm will be responsible for payment of commissions to Representatives for sales of Variable Contracts under this Agreement. In determining the amount of commission payable to You, Company reserves the right to exclude any sales that Company reasonably determines are not made in accordance with the terms of the prospectus or the provisions of this Agreement. Company will charge back the appropriate portion of your commissions set forth on Schedule A for surrenders of Variable Contracts, also in accordance with Schedule A.

         7.       Indemnification

                  (a) Indemnification by American Express. The Company or Distributor shall indemnify and hold You harmless from and against any and all losses, claims, damages, liabilities, actions, costs or expenses to which You may become subject (including any legal or other expenses incurred by You in connection with investigating any claim against You and defending any action and, provided American Express has given prior written approval of such settlement or compromise, which consent will not be unreasonably withheld or delayed, any amounts paid in settlement or compromise) insofar as such losses, claims, damages, liabilities, actions, costs or expenses arise out of or are based upon:

                  (i) acts or omissions of American Express, or any employee or agent of American Express (excluding Authorized Selling Firm or its Representatives) while acting (whether under actual or apparent authority, or otherwise) on behalf of American Express in connection with this Agreement;

                  (ii) any breach of any written promise or agreement made by American Express under this Agreement;

                  (iii)    any  inaccuracy  or breach of any  representation  or
                           warranty   made  by  American   Express   under  this
                           Agreement.

                  Notwithstanding the above, You shall not be entitled to indemnification pursuant to this Section 7(a) if such loss, claim, damage, liability, action, cost or expense is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by You.

                  (b) Indemnification by You. You shall indemnify, defend and hold harmless American Express from and against any and all losses, claims, damages, liabilities, actions, costs or expenses to which You may become subject (including any legal or other expenses incurred by You in connection with investigating any claim against You and defending any action and, provided American Express has given prior written approval of such settlement or compromise, which consent will not be unreasonably withheld or delayed, any amounts paid in settlement or compromise) insofar as such losses, claims, damages, liabilities, actions, costs or expenses arise out of or are based upon:

                  (i) acts or omissions of Authorized Selling Firm or any employee or agent of Authorized Selling Firm, including its Representatives, while acting (whether under actual or apparent authority, or otherwise) on behalf of Authorized Selling Firm or American Express in connection with this Agreement;

                  (ii) any breach of any written promise or agreement made by Authorized Selling Firm under this Agreement;

                  (iii) any inaccuracy or breach of any representation or warranty made by Authorized Selling Firm under this Agreement.

This indemnification obligation shall not apply to the extent that such alleged act or omission is attributable to American Express either because (1) American Express directed the act or omission or (2) Authorized Selling Firm or Representative's act or omission was the result of its compliance with the Company Rules.

                  Notwithstanding the above, American Express shall not be entitled to indemnification pursuant to this Section 7(b) if such loss, claim, damage, liability, action, cost or expense is due to willful misfeasance, bad faith, gross negligence or reckless disregard of duty by American Express.

                  (c) General. After receipt by a party, or any partner, officer, director, employee or agent thereof, entitled to indemnification ("indemnified party") under this Section of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Section ("indemnifying party"), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the indemnified party; provided that the failure to so notify the indemnifying party will not relieve the indemnifying party from any liability under this Section, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel satisfactory to the indemnified party to represent the indemnified party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

         8.       Representations, Warranties and Undertakings.

                    (a) You represent and warrant to American Express and undertake to do as follows:

               (i) Your Broker/Dealer is a corporation, partnership or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which You are organized, and is qualified to act as a broker/dealer in the states or other jurisdictions in which it transacts business. Your Broker/Dealer is a member in good standing of the NASD. Your Broker/Dealer will maintain all registrations, qualifications and memberships required by the terms of this Agreement in full force and effect throughout the term of this Agreement.

               (ii) Your Agency is a corporation, partnership or other entity, duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and is licensed and otherwise qualified to act as an insurance agent in the states or other jurisdictions in which it transacts business. If Your Agency has to establish another organization to obtain the appropriate insurance agency license in a state, that agency will sign the attached Schedule B and will agree to abide by the terms thereon. Each such additional agency will be referred to as an Affiliated Agency. Your Agency will maintain all registrations, qualifications and licenses required by the terms of this Agreement in full force and effect throughout the term of this Agreement. Your Agency is associated with Your Broker/Dealer in accordance with the terms and conditions of the SEC no-action letter First of America Brokerage Services, Inc. (avail. Sept. 28, 1995).

               (iii) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action, and all other authorizations and approvals (if any) required for your lawful execution and delivery of this Agreement, and its performance hereunder, have been obtained. Upon execution and delivery by You and assuming due and valid execution by Company and Distributor, this Agreement will constitute a valid and binding agreement, enforceable against You in accordance with its terms.

                  (b) Company and Distributor, as applicable, represent and warrant to You and undertake to do as follows:

                    (i)  Company   represents  and  warrants  that  it  is  duly
               incorporated in the state of Indiana and licensed in all states, jurisdictions and territories identified in Schedule A.

                    (ii) Distributor represents and warrants that it is duly registered as a broker/dealer with the SEC, the NASD, all states, jurisdictions and territories identified in Schedule A, and is qualified to do business in all states, jurisdictions and territories identified in Schedule A in which Company is licensed and qualified to do business.

                    (iii) Company represents and warrants that the Variable Contracts have been filed with and approved by appropriate state insurance departments, and that all sales literature has been filed with and approved by the insurance departments where required.

                    (iv) Company and Distributor  represent and warrant that the
               Variable Contracts and the separate accounts supporting such contracts shall comply in all material respects with the applicable requirements of the Securities Act of 1933 and the Investment Company Act of 1940.

                    (v) Company  represents and warrants that the prospectus(es)
               and registration statement(s) relating to the Variable Contracts contain no untrue statements of material fact or omission to state a material fact, the omission of which makes any statement contained in the prospectus(es) and registration statement(s) misleading.

                    (vi) Company  represents and warrants that Company will meet any requirements of the state departments of insurance in the jurisdictions in which the Variable Contracts are available for sale regarding both the filing and approval of advertising and sales literature.

         9.       Termination

                  (a) Termination for Cause. At any time during the term of this Agreement, American Express may terminate this Agreement immediately for cause upon written notice of such termination to You. Such written notice shall state the cause with specificity. As used in this Section, the term "cause" shall mean any one or more of the following:

                    (i) the conviction of any party, its officers or supervisory personnel of any felony, of fraud, or of any crime involving dishonesty;

                    (ii) the intentional misappropriation by a party of funds or property of any other party, or of funds received for it or for annuity contract-holders by such other party;

                    (iii) the cancellation, or the refusal to renew by the issuing insurance regulatory authority, of any license, certificate or other regulatory approval required in order for any party to perform its duties under this Agreement;

                    (iv) any action by a regulatory  authority with jurisdiction over the activities of a party that would place the party in receivership or conservatorship or otherwise substantially interfere or prevent such party from continuing to engage in the lines of business relevant to the subject matter hereof; or

                    (v) a party becoming a debtor in bankruptcy (whether voluntary or involuntary) or the subject of an insolvency, rehabilitation or delinquency proceeding.

                  (b) Termination without Cause. You or American Express may terminate this Agreement without cause upon 30 days' prior written notice to the other party.

                  (c) Post Termination Obligations. Upon termination of this Agreement, American Express' obligation to pay compensation to You shall continue for so long as the Variable Contracts are outstanding (including any contracts issued by the Company upon exchange, conversion, annuitization or replacement thereof or therefor) in accordance with Schedule A.

                  (d) Transfer of Representative. If your Representatives are terminated or otherwise leave your employ, compensation paid hereunder will continue to be paid to You on any Variable Contract sold and/or serviced by such Representative, unless You and such client notify American Express, in writing of a change in payment procedures that is in accordance with applicable law.

         10. Independent Contractor. This Agreement is not a contract of employment. Nothing contained in this Agreement shall be construed or deemed to create the relationship of joint venture, partnership, or employer and employee between Company, and Distributor and You. Each party is an independent contractor and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of its business.

         11. Confidentiality. Each party (e.g., American Express, on the one hand, and Authorized Selling Firm, on the other hand) to this Agreement acknowledges that they and their affiliates may, in the course of carrying out its responsibilities under this Agreement, be exposed to or acquire information which is proprietary or confidential information of the other party, or third parties to whom the other party owes a duty of confidentiality. Proprietary and confidential information shall include, but not be limited to, each party's non-public materials related to the Variable Contracts, information as to the business methods, operations or affairs or the processes and systems used in operation of a party's business, and information related to prospects and customers of the Authorized Selling Firm as indicated in Section 5, and confidential information shall include, but not be limited to, the terms of this Agreement, all whether now known or subsequently learned by the other party ("Protected Information").

         The parties agree to (a) hold, and ensure their employees and agents, and any affiliates, and any employees and agents of such affiliates, hold the Protected Information in strict confidence, (b) not give, sell or disclose the Protected Information to third parties, or to personnel of the parties or any affiliate for any purposes whatsoever other than as required for the provision of services as contemplated by this Agreement, and (c) advise each of its employees who may be exposed to the Protected Information to keep such information confidential.

         The Protected Information shall not include information which is (1) in or becomes part of the public domain, except when such information is in the public domain due to disclosure by a party or its affiliate in violation of this Agreement, (2) demonstrably known to a party or their affiliates prior to execution of this Agreement, (3) independently developed by a party or their affiliates in the ordinary course of business outside of this Agreement, or (4) rightfully and lawfully obtained by a party or their affiliates from third parties.

         It is understood that in the event of a breach of this Section, damages may not be an adequate remedy and a party shall be entitled to apply for injunctive relief to restrain any breach, threatened or actual, pending the outcome of arbitration provided for under Section 14.

         12. Assignment. The parties of this Agreement may not assign, either wholly or partially, this Agreement or any of the benefits accrued or to accrue under it, or subcontract their interests or obligations under this Agreement, without the written approval of all parties.

         13. Amendment of Agreement. The parties may amend this Agreement, including any of the Schedules, at any time, but no amendment shall be effective until approved in writing by American Express and You subject to the provisions of: Section 12, "Assignment."

         14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and Title 9 of the U.S. Code. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The number of arbitrators shall be three, one of whom shall be appointed by each of the parties and the third of whom shall be selected by mutual agreement, if possible, within 30 days of the selection of the second arbitrator and thereafter by the administering authority and the place of arbitration shall be Minneapolis, Minnesota. The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Either party may make an application to the arbitrator(s) seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Either party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

         15.      Miscellaneous

                    (a) Applicable  Law. This Agreement shall be governed by and interpreted under the laws of the State of Minnesota.

                    (b) Severability. Should any part of this Agreement be declared invalid, the remainder of this Agreement shall remain in full force and effect as if the Agreement had originally been executed without the invalid provisions.

                    (c) Notice. Any notice hereunder shall be in writing and shall be deemed to have been duly given if sent by certified or registered mail, postage prepaid, or via a national courier service with the capacity to track its shipments, to the following addresses:

If to Company
American Enterprise Life Insurance Company
80 South 8th Street
Minneapolis, MN  55440
Attn:  Compliance Officer (Unit 1818)

If to Distributor
American Express Service Corporation
80 South 8th Street
Minneapolis, MN  55440
Attn:  Compliance Officer (Unit 1818)

If to Your Broker/Dealer
Broker/Dealer
Address
Attn:  Broker Contact Name

If to Your Agency
Your Agency
Address
Attn: Your Agency Contact Name

If to Goldman Sachs
One New York Plaza
New York, NY 10004
Attn: Douglas C. Grip

         (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of this Agreement limiting assignment.

         (e) Headings. The headings in this Agreement are for convenience only and are not intended to have any legal effect.

         (f) Defined Terms. The terms defined in this Agreement are to be interpreted in accordance with this Agreement. Such defined terms are not intended to conform to specific statutory definitions of any state.

         (g) Entire Agreement. The parties acknowledge, understand and agree that Goldman, Sachs & Co. acts as the exclusive wholesaler of the Variable Contract pursuant to that certain Wholesaling Agreement dated ___________, 1999, between Company, Distributor and Goldman, Sachs & Co. The parties further acknowledge, understand and agree that nothing described herein shall limit any of the duties, responsibilities or authority of Goldman, Sachs & Co. under that Wholesaling Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements either oral or written, between the parties or any official representatives thereof. As of the Effective Date, any and all prior consents by the Company to any entity or individual acting as an Authorized Selling Firm are withdrawn.

         (h) Survival. All terms and conditions of the following sections will survive termination of this Agreement:

                  Section 5, "Ownership of Customer  Information and Prospects";
                  Section 7, "Indemnification"; Section 9(c), "Post Termination Obligations"; Section 11, "Confidentiality."

         (i) No Waiver. No failure to enforce, nor any breach of any term or condition of this Agreement shall operate as a waiver of such term of condition, or of any other term of condition, nor constitute nor be deemed a waiver or release of any other rights at law or in equity, or of claims which any party may have against any other party for anything arising out of, connected with, or based upon this Agreement. Any waiver, including a waiver of this Section, must be in writing and signed by the parties hereto.

                  Please confirm your agreement by signing and returning to us the two enclosed duplicate copies of the Agreement, including the Schedules. Upon our acceptance hereof as evidenced by execution of the Agreement by Company and Distributor, the Agreement shall constitute a valid and binding contact between us. After our acceptance, we will deliver to You one fully executed copy of this agreement.

                                            Very truly yours,

                                     American Enterprise Life Insurance Company
                         By:___________________________

                        Title:___________________________

                        Date:___________________________


                      American Express Service Corporation

                        By:_____________________________
                        Title:___________________________
                        Date:___________________________

Confirmed ___________, 1999

[name of broker/dealer]
Address

By:_____________________________

Title:___________________________

Date:___________________________

[name of insurance agency]
Address

By:_____________________________

Title:___________________________

Date:___________________________